                                                                     EXHIBIT 3.1

                       AMENDMENT TO AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

Article SEVENTH is hereby amended to read in its entirety as follows:

                SEVENTH;  Capital Stock. The aggregate number of shares which
                          -------------
        the Corporation shall have authority to issue is 136,787,533 shares, par value of one cent ($0.01) per share, consisting of:

                (a)  126,787,533 shares of Common Stock ("Common Stock"); and
                                                          ------------

                (b)  10,000,000 shares of Preferred Stock.